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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 20, 2002

CTN MEDIA GROUP, INC.

Delaware (state of other jurisdiction of incorporation)	0-19997 (Commission File Number)	13-3557317 (IRS Employer Identification No.)

3350 Peachtree Road NE, Suite 1500, Atlanta, Georgia 30326
(Address of principal office)

Registrant's telephone number, including area code (404) 256-4444 (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

        On September 20, 2002, CTN Media Group, Inc., a Delaware corporation ("CTN"), entered into a definitive Asset Purchase Agreement with MTV Networks On Campus Inc., a Delaware corporation and a subsidiary of Viacom International Inc. ("MTV Networks"), and Viacom International Inc., a Delaware corporation ("Viacom"), to sell substantially all of its assets to MTV Networks for $15 million in cash, subject to certain prorations and the assumption of certain contractual obligations of CTN by MTV Networks post-closing.

        Contemporaneously with the execution of the Asset Purchase Agreement, each of U-C Holdings LLC, a Delaware limited liability company and majority shareholder of CTN ("Holdings"), and Willis Stein & Partners, LP, a Delaware limited partnership and the managing member of Holdings ("WSP"), entered into a Voting Agreement with MTV Networks and Viacom, which provides among other things that Holdings will vote in favor of the transactions contemplated by the Asset Purchase Agreement. On September 23, 2002, by written consent without meeting, Holdings, as holder of approximately 90.8% of the issued and outstanding voting stock of CTN and the sole holder of CTN's issued and outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, approved the Asset Purchase Agreement and the proposed sale of substantially all of the assets of CTN to MTV Networks.

        The closing of the acquisition is subject to customary closing conditions and to confirmation that at least 95% of the schools that CTN claims had the College Television Network installed on September 20, 2002 do, in fact, have the College Television Network installed. Unless the Asset Purchase Agreement is terminated pursuant to its terms, the closing of the transactions contemplated by the Asset Purchase Agreement is projected to occur in the fourth quarter of 2002. CTN will send an information statement relating to the sale to all of its stockholders. The sale is expected to be completed approximately twenty days after the date on which an information statement is first mailed to CTN stockholders, or as promptly as practicable after the conditions set forth in the Asset Purchase Agreement have been satisfied or waived. The information statement will also constitute notice of action taken without a meeting as required by Section 228(e) of the Delaware General Corporation Law.

        To fund working capital of CTN between September 20, 2002 and the closing date, Viacom has agreed to provide up to $1.5 million of the purchase price to CTN in advance. This amount may be drawn down to pay CTN's operating expenses but may not be used by CTN to pay the expenses in connection with this transaction. The amount is repayable by CTN if the sale does not occur for any reason, including breach of the Asset Purchase Agreement by MTV Networks or Viacom. Repayment of the $1.5 million, plus interest, is secured by a $1.6 million irrevocable letter of credit for the account of CTN from LaSalle Bank, NA, which irrevocable letter of credit is guaranteed by WSP.

        A portion of the proceeds from the sale will be used to repay secured indebtedness of CTN to LaSalle Bank, N.A. and Holdings, in the estimated amount of approximately $11.57 million as of October 31, 2002. The remaining proceeds will be used to pay unsecured creditors. Based on current estimates, CTN does not believe there will be any funds available for distribution to common or preferred stockholders.

        The Asset Purchase Agreement may be terminated upon certain circumstances at any time prior to the closing date by CTN or MTV Networks and Viacom, or by the mutual consent of CTN and MTV Networks and Viacom.

        College Television Network is a proprietary commercial satellite television network that operates on college and university campuses across the United States. Its single channel television system is placed free of charge in campus public venues, including dining facilities and student unions. College Television Network broadcasts music, news, information and entertainment programming. As of June 30, 2002, College Television Network was installed or contracted for installation in approximately

1,706 locations at approximately 757 colleges and universities. Selling advertising on the network is the sole source of revenue for College Television Network.

        A copy of the Asset Purchase Agreement dated September 20, 2002, by and among Viacom, MTV Networks and CTN is attached hereto as Exhibit 2.1 and is incorporated herein by reference. A copy of the Voting Agreement dated September 20, 2002, by and among Viacom, MTV Networks, Holdings and WSP is attached hereto as Exhibit 99.2 and is incorporated herein by reference. A copy of the press release issued by CTN announcing the sale is attached hereto as Exhibit 99.3 and is also incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description of Exhibit
2.1	Asset Purchase Agreement, dated as of September 20, 2002, among CTN Media Group, Inc., a Delaware corporation, MTV Networks on Campus Inc., a Delaware corporation, and Viacom International Inc., a Delaware corporation.
99.1
Voting Agreement, dated as of September 20, 2002, among U-C Holdings, L.L.C., a Delaware limited liability company, Willis Stein & Partners, L.P., a Delaware limited partnership, MTV Networks on Campus Inc., a Delaware corporation, and Viacom International Inc., a Delaware corporation
99.2	CTN Press Release dated September 20, 2002

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 26, 2002	CTN MEDIA GROUP, INC.
	By:	/s/ PATRICK DORAN Patrick Doran, Chief Financial Officer

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  ITEM 5. OTHER EVENTS
  ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURE